As filed with the Securities and Exchange Commission on March 25, 2026

Registration No. 333-264008
Registration No. 333-278077

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement File No. 333-264008
Form S-8 Registration Statement File No. 333-278077
Under
The Securities Act of 1933

THE CANNABIST COMPANY HOLDINGS INC.
(Exact name of the registrant as specified in its charter)

The Cannabist Company Holdings Inc. Amended and Restated Omnibus Long-Term Incentive Plan
(Full title of plans)

British Columbia (State or other jurisdiction of incorporation or organization)		98-1488978 (I.R.S. Employer Identification No.)

321 Billerica Road Chelmsford, MA 01824 (978) 910-1486 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Sirolly Chief Legal Officer & General Counsel The Cannabist Company Holdings Inc. 321 Billerica Road Chelmsford, MA 01824 (978) 910-1486 (Name and address agent for service)

Copies to: Weil, Gotshal & Manges LLP 767 5th Ave New York, NY 10153 (212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by The Cannabist Company Holdings Inc., a British Columbia, Canada corporation (the “Registrant”), relate to the following Registration Statements on Form S-8 and any amendments previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Common Shares Originally Registered
333-264008	March 31, 2022	Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan	35,000,000
333-278077	March 19, 2024	The Cannabist Company Holdings Inc. (formerly known as Columbia Care Inc.) Amended and Restated Omnibus Long-Term Incentive Plan	25,000,000

On March 24, 2026, the Registrant and its debtor affiliate, the Cannabist Company Holdings (Canada) Inc. (together, the “Debtors”), commenced a proceeding under the jurisdiction of the Ontario Superior Court of Justice (Commercial List) pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) (the “Canadian Proceeding”). On March 25, 2026, the Debtors filed voluntary petitions for relief under chapter 15 of title 11 of the United States Code (such cases, the “Chapter 15 Cases”) in the United States Bankruptcy Court for the District of Delaware. In connection with the Canadian Proceeding and the filing of the Chapter 15 Cases, the Registrant is terminating all offerings of its securities pursuant to the existing registration statements under the Securities Act of 1933, including the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statement and to deregister, as of the effectiveness of these Post-Effective Amendments, any and all common shares of the Registrant registered thereunder that remain unsold as of the effective date. As a result of this deregistration and upon the effectiveness of these Post-Effective Amendments, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chelmsford, State of Massachusetts, on March 25, 2026.

THE CANNABIST COMPANY HOLDINGS INC.

By: /s/ David Sirolly

Name: David Sirolly
Title: Chief Legal Officer & General Counsel

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.